AMBAC

Ambac Announces Court Approval of
Amendments to the Plan of Rehabilitation of the Segregated Account

NEW YORK, NY, June 11, 2014 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries provide financial guarantees and other financial services to clients in both the public and private sectors globally, announced today that the Circuit Court for Dane County, Wisconsin has approved the motion filed by the Wisconsin Commissioner of Insurance, acting in his capacity as the rehabilitator (the “Rehabilitator”) of the Segregated Account (the “Segregated Account”) of Ambac Assurance Corporation (“Ambac Assurance”), to amend the confirmed Plan of Rehabilitation of the Segregated Account (the “Plan”).
Pursuant to the Plan, as amended, holders of permitted policy claims of the Segregated Account will receive a combination of cash payments (“Interim Payments”) and the right to deferred amounts equal to the remaining balance of such claims (“Deferred Amounts”). The Deferred Amounts will replace the surplus notes previously contemplated to be received by holders under the confirmed Plan, and will generally accrue interest at 5.1% annually.
The Rehabilitator has confirmed that he intends to increase the percentage of the initial cash Interim Payment for permitted policy claims from 25% to 45%, likely with effect from July 20, 2014. Holders of permitted policy claims who have previously received Interim Payments will also receive catch-up payments equal to 26.67% of their Deferred Amounts (including interest thereon) outstanding as of the date of increase. The Rehabilitator expects the catch-up payments to likely be made on December 22, 2014. There will also be a proportionate redemption of surplus notes, excluding junior surplus notes.
Copies of the Court filings, including the Plan, as amended, the payment guidelines and other supporting documents, are available at the website maintained by the Rehabilitator in connection with the Segregated Account rehabilitation proceedings at www.ambacpolicyholders.com.
Further details relating to the rehabilitation proceedings of the Segregated Account generally can be found at www.ambac.com in Ambac Financial Group Inc.’s Form 10-K for the year ended December 31, 2013, filed on March 3, 2014.
About Ambac
Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac Financial Group, Inc. is also exploring opportunities involving the acquisition and/or development of new businesses. Ambac Financial Group Inc.'s common stock trades on the NASDAQ Global Select Market. For more information, please go to www.ambac.com.

Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
Ambac Financial Group, Inc.
(212) 208-3222
agoldstein@ambac.com

Forward-Looking Statements
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ, possibly materially, from those included in these statements due to a variety of factors. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in Part I, Item 1A of Ambac’s 2013 Annual Report on Form 10-K and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the three month period ended March 31, 2014.

Source: Ambac Financial Group, Inc.